Exhibit 5
Opinion of Thelen Reid & Priest LLP

November 1, 2006

Bestway Coach Express, Inc.
2 Mott Street, 7th Floor
New York, New York 10013

RE:	Registration Statement on Form S-8 (the “Registration Statement”) of Bestway Coach Express

Ladies and Gentlemen:

We have acted as counsel to Bestway Coach Express, Inc., a New York corporation (the “Company”), in connection with a registration statement on Form S-8 covering 100,000 shares of the Company’s common stock (the “Shares”), offered on behalf of the Company in connection with the Consulting Agreement that was filed as exhibit 4.1 of the Registration Statement (the “Consulting Agreement”).

In connection with this opinion, we have examined the Registration Statement, the Consulting Agreement and the Company’s Articles of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company. As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Consulting Agreement, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Business Corporation Law of New York and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is rendered solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval.

This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

Very truly yours, /s/ Thelen Reid & Priest LLP THELEN REID & PRIEST LLP